EXHIBIT 4.1

THIS NOTE AND THE SHARES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THIS NOTE, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES ON THESE SECURITIES.

THIS NOTE IS SUBJECT TO SUBORDINATION IN THE MANNER, AND TO THE EXTENT, SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JUNE 13, 2002, MADE BY THE COMPANY AND CERTAIN OTHER PERSONS IN FAVOR OF BANK OF AMERICA AND CERTAIN SENIOR CREDITORS, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. PLEASE SEE SECTION 9.4 HEREOF FOR MORE INFORMATION.

KORN/FERRY INTERNATIONAL

7.5% CONVERTIBLE SUBORDINATED NOTE DUE 2010

$	Dated: June 13, 2002

KORN/FERRY INTERNATIONAL, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to                                 , or registered assigns, on or before June 13, 2010, an amount equal to (i) 101% of (a) $             minus (b) any principal amount converted or redeemed (such amount (a) minus (b), as of any determination date, the “Outstanding Principal Amount”) and (ii) any unpaid accrued interest thereon, as set forth below. The Company further promises to pay interest on said Outstanding Principal Amount from June 13, 2002 (the “Closing Date”) or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, semi-annually in arrears on the thirteenth day of June and December of each year (or, if any such date is not a Business Day, on the next succeeding Business Day), beginning December 13, 2002, at the rate of 7.5% per annum (or as such rate may be modified pursuant to Section 2.1 contained herein), until the Outstanding Principal Amount hereof is paid or duly provided for. This Note is one of a duly authorized series of notes of the Company having an aggregate principal amount of $40,000,000 (the “Notes”) issued pursuant to the Purchase Agreement, dated as of June 13, 2002, by and between the Company and the other parties thereto (the “Purchase Agreement”). This Note is one of the series designated on the face hereof as the 7.5% Convertible Subordinated Notes Due 2010. All of the Notes of this series shall be substantially identical except as to denomination, and shall be treated on a pro rata basis with respect to all applicable rights, privileges and obligations. This note may not be redeemed except in accordance with the terms provided herein.

Article I: Definitions

Section 1.1    Definitions.

As used herein with respect to this Note (this “Note”):

“Average Closing Price” with respect to any period shall be calculated on a volume-weighted average basis. Specifically, it shall be computed by (x) multiplying the Closing Price on each Trading Day within the period by a fraction, the numerator of which is the trading volume of the Common Stock for such Trading Day on the New York Stock Exchange or within the relevant trading market if not the New York Stock Exchange, and the denominator of which is the aggregate trading volume for the trading period, and (y) adding together the products thus derived.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York or Los Angeles, California are not authorized or obligated by law, regulation or executive order to close.

“Closing Price” on any Trading Day with respect to the per share price of Common Stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange, market or quotation system on which the Common Stock is listed or admitted to trading, or, if such prices are not available, Closing Price shall mean the price per share of the Common Stock determined by the Board of Directors on a reasonable basis and in good faith.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Fair Market Value” on any day means the Closing Price.

“Fundamental Change” means any transaction (including any merger, consolidation, recapitalization or other reorganization) or series of related transactions as a result of which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company hereafter authorized over which the Series A Preferred Stock of the Company has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Maturity” means any date on which the principal of this Note or the redemption price in respect of this Note becomes due and payable as herein provided.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redemption Date” means the date fixed for redemption by or pursuant to this Note.

“Redemption Price” means the price at which the Note is to be redeemed.

“Regular Record Date” means the Business Day preceding any Interest Payment Date.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.01 per share.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, or other business organization more than 50% owned by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Trading Day” means a day on which the principal national securities exchange, market or quotation system on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading, a Business Day.

“Warrants” means the eight-year warrants issued pursuant to the Purchase Agreement.

Article II: Interest Payments

Section 2.1    Rate of Interest.

(i) Interest on this Note shall accrue on a daily basis at the annual rate (the “Note Rate”) of seven and one-half percent (7.5%) from the date hereof through Maturity.

(ii) The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period which is payable. The amount of interest payable for any full interest period shall be computed by dividing the annual interest payable by two. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest installment. Provided, however, that to the extent the Company does not pay the interest installment on any Interest Payment Date, interest on such overdue interest installment shall accrue on a daily basis (beginning with the first day following such Interest Payment Date) at an annual rate equal to the Note Rate plus 2.0% per annum for each day for which such failure to pay such interest installment continues.

(iii) In the event any Registration Default (as such term is defined in the Investor Rights Agreement, entered into as of the Closing Date by and between the Company and the other parties thereto, hereinafter the “Investor Rights Agreement”) exists and is continuing, then the annual rate of 7.5% referred to in paragraph (i) of this Section 2.1 shall be increased by one percentage point per quarter, up to a maximum of 14%, until such time as the Registration Default ceases to continue (as set forth in the Investor Rights Agreement) at which point the annual rate shall immediately be reduced to 7.5%.

Section 2.2    Secondary Notes.

(i) On each Interest Payment Date, the Company shall, subject to and in accordance with the provisions of this Note, issue Secondary Notes (as hereinafter defined) in lieu of the payment in cash of the interest due and payable on such Interest Payment Date; provided, however, that, subject to the provisions of the Subordination Agreement (as defined in Article VII), the Company shall on any Interest Payment Date occurring on or before the second anniversary of the Closing Date pay interest equal to 1% of the Outstanding Principal Amount of this Note in cash and equal to 6.5% of the Outstanding Principal Amount of this Note in Secondary Notes; and provided, further, the Company may, at its option, pay interest due on any Interest Payment Date after the second anniversary of the Closing Date either entirely in cash or in Secondary Notes. If the Company issues Secondary Notes, the Company shall execute and deliver by overnight mail to the Person in whose name this Note is registered at the close of business on such Regular Record Date, additional Notes, on identical terms as provided herein, dated such Interest Payment Date in a principal amount equal to such portion of interest (such additional Notes being referred to herein as the “Secondary Notes”), and the due issuance of such Secondary Notes shall constitute full payment of such portion of interest.

Section 2.3    Priority of Interest and Principal Payments on Notes.

(i) So long as any of the Notes remains outstanding, no dividend whatsoever shall be paid and no distribution shall be made on any Junior Stock, other than a dividend or distribution payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of (A) a reclassification of Junior Stock for or into Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or (C) the repurchase of Common Stock from the Corporation’s employees up to an aggregate amount of up to $1,000,000 of Common Stock per year) provided, however, that dividends may be paid on Junior Stock if (i) all interest on all outstanding Notes for all past interest periods has been paid in full and (ii) in the case of a dividend or distribution, there shall contemporaneously have been declared and paid or made on each Note a payment in the same amount as the Company would have paid on such share if such Note had been converted into Common Stock on the record date for the payment of such dividend or distribution and had received the dividend or distribution payable on such Common Stock. Subject to the foregoing, such dividends and distributions (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor.

Section 2.4    Payments Made Pro Rata.

In the event that the assets of the Company available for payment of interest and principal to the Holders in accordance with the provisions of this Note are insufficient to permit such payments in full, then the entire assets available for such payments shall be distributed ratably to the Holders of the Notes in proportion to the amount each such Holder would otherwise be entitled to receive.

Article III: Redemption of Notes

Section 3.1    Optional Redemption by the Company.

Any time after the third anniversary of the Closing Date, the Company, at the option of the Board of Directors, may redeem the Outstanding Principal Amount (or portion thereof) of this Note, at any time or from time to time, upon notice as provided in this Article III, at the Redemption Price in effect at the Redemption Date, provided, however, that this Note may not be redeemed pursuant to this Section 3.1 if at any time during the 135 days prior to the Redemption Date the Shelf Registration Statement (as defined in the Investor Rights Agreement) with respect to the Common Stock into which this Note is convertible shall not be effective. Provided further, that optional redemption may only be made if the Company certifies to the Holder of this Note in the redemption notice sent in accordance with Section 3.7 that it is able, financially and otherwise, to make the redemption payment, and there has been no default (as set forth in Section 3.10) by the Company on an obligation to pay for Notes duly called for redemption in accordance with this Section 3 within the 12 months prior to the date of such notice. And provided further, that optional redemption may only be made pursuant to this Section 3.1 if, after giving effect to such redemption (and any simultaneous redemption of shares of Series A Preferred Stock), (A) the ratio of (a) the aggregate Outstanding Principal Amount of the Notes and (b) the product of (x) the number of issued and outstanding shares of Series A Preferred Stock and (y) the Issuance Price, is equal to 4:1, and (B) the sum of (a) the aggregate Outstanding Principal Amount of the Notes and (b) the product of (x) the number of issued and outstanding shares of Series A Preferred Stock and (y) the Issuance Price, is equal to or greater than $15,000,000.00. The foregoing clauses (C) and (D) shall not limit the Company’s right pursuant to this Section 6(a) to redeem all of the Outstanding Principal Amount of the Notes and all of the outstanding shares of Series A Preferred Stock in one redemption.

Section 3.2    Redemption Price Upon Optional Redemption by the Company.

(i) The Redemption Price for this Note redeemed pursuant to Section 3.1 hereof shall be set by the Company in its discretion pursuant to any available Redemption Price calculation methodology set forth below.

(ii) The Company may in its discretion set the Redemption Price for this Note at 100% of the Outstanding Principal Amount (or portion thereof) together with the amount equal to all accrued but unpaid interest to the date of redemption applicable thereto, provided, however, that the Company may not set the Redemption Price using this methodology unless the Average Closing Price of the Common Stock over the 20 Trading Day period immediately preceding the Redemption Date is equal to or greater than the price that is the result of dividing (i) the price specified in the following schedule by (ii) the number of shares of Common Stock into which the Outstanding Principal Amount (or portion thereof) of the Note would be convertible on the notice date (such price, the “Minimum Share Purchase Price”).

Redemption Date	Basis of Minimum Share Purchase Price Calculation

After the third and through and including the fourth anniversary of the Closing Date	2.0 x Outstanding Principal Amount (or portion thereof)

After the fourth and through and including the fifth anniversary of the Closing Date	2.25 x Outstanding Principal Amount (or portion thereof)

After the fifth anniversary of the Closing Date	2.5 x Outstanding Principal Amount (or portion thereof)

(iii) The Company may in its discretion set the Redemption Price for the Outstanding Principal Amount (or portion thereof) of this Note to be converted at the product of (i) the number of shares of Common Stock into which the Outstanding Principal Amount (or portion thereof) of the Note would be convertible on the notice date and (ii) the greater of (x) the Average Closing Price over the 20 Trading Day period immediately preceding the notice date and (y) the Minimum Share Purchase Price.

Section 3.3    Mandatory Redemption.

The Company shall, on the eighth anniversary of the Closing Date, redeem this Note at a Redemption Price equal to (i) 101% of the Outstanding Principal Amount plus (ii) an amount equal to all accumulated but unpaid interest to the Redemption Date.

Section 3.4    Optional Redemption by the Holders.

(i) After the sixth anniversary of the Closing Date, this Note (or portion thereof that shall have a Redemption Price of at least $100,000) shall be subject to redemption at the option of the Holder thereof at a Redemption Price equal to (i) 101% of the Outstanding Principal Amount of this Note plus (ii) an amount equal to all accrued but unpaid interest to the Redemption Date. In addition, if a Registration Default exists and is continuing, and either (a) the Shelf Registration Statement has not been declared effective by the Securities and Exchange Commission (the “SEC”) on or before the 365th calendar day after the date of filing of the Shelf Registration Statement or (b) the Shelf Registration Statement is declared effective by the SEC but the Shelf Registration Statement thereafter ceases to be effective and such failure to be effective continues for a period of 90 consecutive calendar days, or more than 120 days in any 365 day period, then this Note shall be subject to redemption at the option of the Holder thereof, beginning on such 365th or 91st or 121st day, as the case may be, until such time as the Registration Default ceases to continue (as set forth in the Investor Rights Agreement) at a Redemption Price equal to the greater of (y) 100% of the Outstanding Principal Amount plus an amount equal to all accrued but unpaid interest to the Redemption Date or (z) the product of the number of shares of Common Stock into which the Outstanding Principal Amount of the Note would be convertible on the date of the exercise of such option by the Holder and the Average Closing Price over the 20 Trading Day period immediately preceding such date.

(ii) A Holder electing to redeem this Note, or portion thereof, pursuant to this Section 3.4 shall give notice in writing of such election to the Company (or its successor, if the Company is no longer in existence) at its principal office, which notice shall set forth the name of the Holder and the aggregate Outstanding Principal Amount of the Note to be redeemed. Such written notice of election shall be irrevocable without the consent of the Company, in its sole discretion. The Company shall forthwith give notice to all other Holders of Notes any such notice of redemption, specifying the date fixed by the Company for redemption of this Note, such date to be not more than 45 days nor less than 30 days from the notice date. Such other Holders may elect to sell to the Company all or a portion of their Notes by delivering written notice to the Company within 15 days after the distribution of the notice regarding optional redemption by the Company. Each Holder that has given timely notice to the Company shall be entitled to receive the Redemption Price thereof as described in this Section, without interest, after surrender to the principal office of the Conversion Agent of the Note or Notes to be surrendered, duly endorsed for transfer to the Company.

Section 3.5    Change of Control.

(i) For the purposes of this Article III: (a) a sale, conveyance or disposition of all or substantially all of the assets of the Company, (b) the effectuation of a transaction (including a merger, consolidation, recapitalization or other reorganization) or series of related transactions as a result of which 50% or more of the issued and outstanding voting securities of the resulting entity are beneficially owned by a person, corporation, entity or group other than the stockholders of the Company immediately prior to such transactions, or (c) the effectuation of transaction (including a merger, consolidation, recapitalization or other reorganization) or series or related transactions as a result of which any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall succeed in having a sufficient number of its nominees elected to the Company’s Board of Directors such that such nominees will constitute a majority of the Board of Directors, shall be a “Change of Control Event.” In the event of a Change of Control Event, the Holder of this Note shall have the right to receive, at the option of the Holder, (i) 101% of the Outstanding Principal Amount of this Note plus an amount equal to all accrued but unpaid interest to the date of the Change of Control Event, or (ii) the consideration a Holder of the Note would receive if such Holder were a Holder of the Common Stock into which such Note were convertible as of such Change of Control Event.

(ii) On or before the 30th calendar day after a Change of Control Event (or the 30th calendar day prior to such Change of Control Event that is a Fundamental Change), the Company shall give notice in accordance with this Article III of the redemption right or other right to receive consideration set forth herein arising as a result thereof to each Holder. To exercise a redemption right, a Holder shall deliver to the Company (or an agent designated by the Company for such purposes in the notice referred to above) on or before the 90th calendar day after such Change of Control Event (or if such Change of Control Event is a Fundamental Change then on or before the date of such Fundamental Change) (a) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Outstanding Principal Amount of the Note to be redeemed, and a statement that the option to exercise the redemption right or receive the consideration is being made thereby, and (b) the Note with respect to which the redemption right is being exercised, duly endorsed for transfer to the Company. Such written notice shall be irrevocable without the consent of the Company, in its sole discretion.

Section 3.6    Liquidation, Dissolution or Winding Up.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holder of this Note shall be entitled to require the Company to redeem this Note for an amount equal to the greater of (a) the Outstanding Principal Amount of the Note, together with an amount equal to all accrued but unpaid interest to the date of payment and (b) the amount that the Holder of the Note would be entitled to receive if the Outstanding Principal Amount of this Note were converted into Common Stock immediately prior to such liquidation, dissolution or winding up. Such greater amount shall be the “Liquidation Redemption Amount”.

(ii) If the assets of the Company are not sufficient to pay the Liquidation Redemption Amount in full to all Holders of Notes, the amounts paid to the Holders of the Notes shall be pro rata in accordance with the respective aggregate Liquidation Redemption Amount of the Notes.

(iii) For purposes of this Section 3.6, the merger or consolidation of the Company with any other corporation, including a merger in which the Holder of this Note receives cash or property for its Note, or the sale of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company

(iv) Any Liquidation Redemption Amount due pursuant to this Section 3.6 shall be made prior to any payment or distribution in respect of any class of capital stock of the Company.

Section 3.7    Notice of Redemption.

Each notice of a redemption of Notes or otherwise to be provided by the Company under this Article III shall be made by hand delivery or delivered by overnight courier, addressed to the Holders of record of the Notes to be redeemed at their respective last addresses appearing on the books of the Company. Each such notice shall state, as appropriate, the following and may contain such other information as the Company deems advisable: (a) the Redemption Date, (b) the aggregate Outstanding Principal Amount of the Note to be redeemed, (c) the Redemption Price, and (d) the place or places where the Note to be redeemed is to be surrendered for redemption and (e) such items as are required to be stated in a notice of an optional redemption by the Company pursuant to Section 3.1 above. The “notice date” shall be the date such notice is mailed. Such mailing shall be at least 30 days and not more than 45 days before Redemption Date. Any notice mailed as provided in this Section shall be conclusively presumed to have been duly given, upon receipt, but failure duly to give such notice by overnight mail, or any defect in such notice or in the mailing thereof, to any Holder of a Note designated for redemption shall not affect the validity of the proceedings for the redemption of any other Notes. Upon duly delivering notice to the Holder of this Note, the Company may not thereafter rescind such notice of redemption or the Company’s obligation to pay the Redemption Price.

Section 3.8    Partial Redemption.

(i) In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof will be issued in the name of the Holder upon the cancellation hereof. Each Note delivered upon transfer of or in exchange for or in lieu of this Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by this Note.

(ii) In case of any optional redemption of less than all of the aggregate Outstanding Principal Amount of Notes (other than in the case of optional redemption by the Holders pursuant to Section 3.3), the Notes to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors may determine to be equitable.

Section 3.9    Effectiveness of Redemption.

If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Notes called for redemption (or to be redeemed pursuant to Section 3.3), so as to be and continue to be available therefor, then, notwithstanding that any Note (or an affidavit of loss and indemnification in lieu thereof has been provided to the Company as provided below) so called for redemption (or to be redeemed pursuant to Section 3.3) has not been surrendered for cancellation, on and after the Redemption Date all Notes so called for redemption (or to be redeemed pursuant to Section 3.3) shall cease to be outstanding and all rights with respect to such Notes shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption without interest. In the event any Note shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder certifying to the satisfaction of the Company that such Note has been lost, stolen or destroyed and entering into an indemnity agreement against any claim that may be made against it with respect to such Note, the Company will deliver any redemption price in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed certificate pursuant to the terms of this Section 3. Any funds unclaimed at the end of one year from the Redemption Date shall, to the extent permitted by law, be released to the Company, after which time the Holders of the Notes so called for redemption (or to be redeemed pursuant to Section 3.3) shall look only to the Company for payment of the Redemption Price of such Notes.

Section 3.10    Redemption Default.

If the Company defaults on an obligation incurred hereunder to pay a redemption price payable pursuant to the terms of this Section 3, the Holder of any Note subject to such default (i) shall be receive additional interest in an amount equal to 2.0% per annum for each day for which such default continues, and (ii) may at its option either (A)

enforce its right to receive such redemption price and receive the additional interest due thereon pursuant to clause (i) or (B) terminate or rescind such attempted redemption.

Article IV:  Conversion Rights

Section 4.1    Conversion.

This Note (or any portion of the Outstanding Principal Amount hereof that is an integral multiple of $1,000) shall be convertible at the option of the Holder hereof at any time into fully paid and non-assessable shares of Common Stock (calculated to the nearest 1/100th of a share) on and subject to the following terms and conditions:

(i) The Conversion Price at which the Outstanding Principal Amount of this Note (or portion thereof) shall be convertible into Common Stock (the “Conversion Price”) shall initially be $10.25 per share and shall be adjusted as provided herein. Each Note shall be taken at the Outstanding Principal Amount (or portion thereof) and any accumulated but unpaid distributions on such Outstanding Principal Amount (or portion thereof) for the purpose of conversion.

(ii) In order to convert the Outstanding Principal Amount (or portion thereof) of this Note into Common Stock the Holder must surrender, at the office of any transfer agent for the Common Stock or at such other office as the Board of Directors may designate, the Note evidencing the Outstanding Principal Amount (or portion thereof) to be converted, duly endorsed or assigned either to the Company or in blank, together with irrevocable written notice that such Holder elects to convert such Outstanding Principal Amount (or portion thereof). Such Outstanding Principal Amount (or portion thereof) shall be deemed to be converted immediately before the close of business on the date of such surrender, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Stock at such time. As promptly as practicable on or after such date and in any event within 3 Business Days, the Company shall issue and deliver at such office to the person or persons entitled to receive the same (A) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, (B) payment, if any, in lieu of any fraction of a share as provided in Section 4.1(iv), and (C) in the event of conversion of a portion of the Outstanding Principal Amount of this Note, a new Note or Notes issued in the name of the Holder for the portion of the Outstanding Principal Amount that was not converted. Each Note delivered upon conversion of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

(iii) In case this Note is called for redemption, the right to convert such Note shall cease and terminate at the close of business on the Business Day before the date fixed for redemption; provided, however, that such right may be reinstated in case of a default in payment of the redemption price as set forth in Section 3.9.

(iv) No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu thereof, instead of any fraction of a share that would otherwise be issuable, the Company shall pay cash in an amount equal to the same fraction of the Closing Price on the date of surrender of the certificate or certificates for such shares for conversion, or, if such date is not a Trading Day, on the next Trading Day.

Section 4.2    Adjustment of Conversion Price Anti-Dilution.

The Conversion Price and the number and kind of shares of capital stock or other property issuable on conversion shall be adjusted from time to time as follows:

(i) In case the Company shall issue or grant to any person (whether directly or by assumption in a merger or otherwise, other than upon a Fundamental Change to which Section 4.2(v) applies) (a) rights, warrants, options, exchangeable securities or convertible securities (each referred to herein as “Rights”) entitling such person to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value or (b) shares of Common Stock at a price per share less than the Fair Market Value, on the record date fixed for the determination of persons entitled to receive such Rights or such shares, the Conversion Price in effect immediately before the close of business on the record date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction, of which (i) the numerator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued, would purchase at the Fair Market Value on such record date and (ii) the denominator shall be the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued. If, after any such record date, any such Rights or shares are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Price shall be immediately readjusted, effective as of the date such Rights or shares expire, or the date the Board of Directors determines not to issue such Rights or shares, to the Conversion Price that would have been in effect if the unexercised Rights had never been granted or such record date had not been fixed, as the case may be. Such adjustment shall be made successively whenever any such event shall occur. For the purposes of this paragraph, the aggregate of the offering price received or to be received by the Company shall include the maximum aggregate amount (if any) payable upon exercise or conversion of such Rights. The value of any consideration received or to be received by the Company, if other than cash, is to be determined by the Board of Directors on a reasonable basis and in good faith.

(ii) In case the Company shall subdivide its outstanding Common Stock into a greater number of shares or combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the Holder of each Note converted thereafter shall be entitled to receive the number of shares of Common Stock that such Holder would have received if such Note had been converted immediately prior thereto at the Conversion Price then in effect. Such adjustment shall be made successively whenever any such event shall occur.

(iii) In case the Company shall pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Company, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date and the denominator is the sum of such number of shares and the total number of shares of Common Stock issued in such dividend or distribution. Such adjustment shall be made successively whenever any such event shall occur.

(iv) In case the Company shall distribute to all Holders of Common Stock (whether by dividend or in a merger or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock or a dividend or distribution payable exclusively in cash and other than as a result of a Fundamental Change), the Conversion Price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator is the Fair Market Value on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator is such Fair Market Value. Such adjustment shall be made successively whenever any such event shall occur. In case such distribution is not made after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price that would have been in effect if such record date had not been fixed.

(v) In any Fundamental Change shall occur, the Holder of each Note outstanding immediately before such Fundamental Change shall have, in addition to all other rights hereunder, the right to receive the kind and amount of stock, other securities, cash and assets that such Holder would have received if such Note had been converted immediately prior thereto. The Company agrees that it will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof, and unless the Holder hereunder shall continue to have all of its rights and privileges hereunder in an equivalent manner after giving effect to the Fundamental Change.

(vi) Notwithstanding any other provision in this Section 4.2, the foregoing provisions of this Section 4.2 shall not apply to, and no adjustment shall be made to the Conversion Price for:

(1) shares of Common Stock issuable upon the exercise of options or other convertible securities to be issued pursuant to the Company’s stock option, performance award or employee benefit plan; provided, however, that this exemption shall be limited to 7,000,000 shares of Common Stock and an additional 1,574,501 shares of Common Stock issuable upon the exercise of options reserved for grant in September 2002 pursuant to the Company’s option exchange program;

(2) shares of Common Stock issuable upon the exercise of options or other convertible securities previously issued pursuant to the Company’s stock option, performance award or employee benefit plan;

(3) shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, the Note or exercise of outstanding Warrants, or pay-in-kind dividends on the Series A Preferred Stock or Note;

(4) securities that have been approved for issuance or grant by the Holders of at least two-thirds of Outstanding Principal Amount of the Notes; or

(5) securities that are issued in conjunction with an acquisition or a non-financing strategic transaction approved by the Board of Directors; provided, however, that the number of shares of Common Stock or securities convertible into Common Stock issued by the Company in conjunction with non-financing strategic transactions that are exempt from the foregoing provisions of this Section 4.2 shall be limited to 20% of the shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) immediately prior to the Closing Date.

(vii) Notwithstanding any of the provisions of this Section 4.2, no adjustment to the Conversion Price shall be made pursuant to a distribution by the Company in which the Holders of Notes have participated on an as-converted to Common Stock basis in accordance with Section 2.3.

(viii) In any case in which this Section 4.2 requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event (A) issuing to the Holder of any Notes converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment and (B) paying to such Holder any amount in cash in lieu of a fractional share of Common

Stock pursuant to Section 4.1(iv) above. In any such case the Company shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive the shares the issuance of which is so deferred.

(ix) Any adjustment in the Conversion Price otherwise required by this Section 4.2 may be postponed until the date of the next adjustment otherwise required to be made (or the date of exercise, if earlier) if such adjustment (together with any other adjustments postponed pursuant to this paragraph (ix) and not theretofore made) would not require an increase or decrease of more than 0.5% in such Conversion Price. All calculations under this Section 4.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(x) The Board of Directors may make such reductions in the Conversion Price, in addition to those required by this Section 4.2, as it shall deem necessary to avoid taxation of any dividend or distribution of stock or rights to acquire stock or any event treated as a deemed dividend or distribution for Federal income tax purposes to the recipients.

Section 4.3    Notice of Conversion Price Adjustments.

Whenever the Conversion Price is adjusted as herein provided the Company shall compute the adjusted Conversion Price in accordance with this Section 4.3, prepare a certificate signed by the Company’s chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based; and deliver by hand delivery or by overnight courier a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price as soon as practicable to the Holder of record of this Note at the last address appearing on the books of the Company.

Section 4.4    Notice of Certain Events.

(i) In case:

(1) The Company declares a dividend or other distribution on its Junior Stock;

(2) The Company authorizes the issuance to the holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or any other subscription rights or warrants; or

(3) Of any reclassification of the capital stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of any sale, transfer or other disposition of all or substantially all of the assets of the Company or of any other transaction or event that would constitute or result in a Fundamental Change or a Change of Control Event; or

(4) Of the voluntary or involuntary liquidation, dissolution or winding up of the Company;

then the Company shall deliver by hand delivery or by overnight courier to the Holder of record of this Note, at its last address appearing on the books of the Company, at least 5 days before the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the Holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change is expected to become effective, and the date as of which it is expected that Holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change. Failure to give notice as required by this Section 4.4, or any defect in such notice, shall not affect the validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change, or the vote on any action authorizing such.

Section 4.5    Reservation of Shares.

The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of this Note, the full number of shares of Common Stock then deliverable upon conversion of this Note.

Article V: Remedies

Section 5.1    Events of Default.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of the interest or principal of (or premium, if any, on) this Note at its Maturity; or

(2) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, provided, however, that in the event of a filing of such petition or other commencement of proceedings by a third party and such filing or commencement has not been dismissed the Event of Default shall begin 60 days after the date of such filing or commencement; or

(3) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit for creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action.

Section 5.2    Acceleration of Maturity; Rescission and Annulment.

If an Event of Default occurs and is continuing, the Note may be redeemed at the option of the Holder at a price equal to the greater of (i) 101% of the Outstanding Principal Amount plus accrued interest and (ii) the product of the number of shares of Common Stock into which the Outstanding Principal Amount of the Note would be convertible on the day immediately preceding the occurrence of such Event of Default and the Average Closing Price over the 20 Trading Day period as of such day. Payment of such Amount on this Note shall remain subordinated to the extent provided in the Subordination Agreement.

Section 5.3    Delay or Omission Not Waiver.

No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

Section 5.4    Payment.

Any payment made by the Company pursuant to this Section 5 shall be made by wire transfer in immediately available funds in accordance with payment instructions provided by the Holder.

Article VI: Transfer And Related Provisions; Lost Notes

Section 6.1    Registration, Transfer and Exchange.

Upon surrender of this Note to the Company for registration of a permitted transfer, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any denominations of $100,000 and multiples thereof and like aggregate principal amount. Notwithstanding the foregoing, the Company shall not be required to register the transfer of or exchange this Note unless it has been duly endorsed. All Notes issued upon any registration of transfer or exchange of this Note shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits, as this Note.

Section 6.2    Mutilated, Destroyed, Lost and Stolen Notes.

(i) If any mutilated Note is surrendered to the Company together with such Note or indemnity as may be required by the Company to save each of them harmless, the Company shall execute, authenticate and deliver in exchange therefor a new Note of the same issue and series of like tenor and principal amount, having the same Original Issue Date and Maturity, and bearing a number not contemporaneously outstanding.

(ii) If there shall be delivered to the Company (i) evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) such Note or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall execute, authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of the same issue and series of like tenor and principal amount, having the same Original Issue Date and Maturity as such destroyed, lost or stolen Note, and bearing a number not contemporaneously outstanding.

(iii) In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Article VII: Subordination Of Note

Section 7.1    Subordination of Note.

The Notes are subject to subordination in the manner, and to the extent, set forth in that certain Subordination Agreement, dated as of June 13, 2002, made by the Company and certain other persons in favor of Bank of America and certain senior creditors (the “Subordination Agreement”).

Article VIII: Consent Rights.

Section 8.1    Consent Rights.

(i) So long as the aggregate Outstanding Principal Amount on the Notes is at least $12,000,000, the Company will not, without the prior written consent of the Holders of two-thirds of the Outstanding Principal Amount of the Notes, permit the taking of the following actions or take any action that has the effect of:

(1) waiving, amending, altering, repealing or changing the terms of the Notes, as provided herein, whether by merger, consolidation or otherwise;

(2) authorizing or paying any dividend or distribution with respect to Common Stock or any other class or series of Junior Stock;

(3) increasing the authorized Outstanding Principal Amount of the Notes that may be issued other than in connection with the payment of interest on the Notes;

(4) altering or changing the business of the Company in any fundamental respect; or

(5) effecting a voluntary liquidation, dissolution or winding up of the Company;

provided, however, that no such vote or consent of the holders of the Notes shall be required if provision is made for the redemption pursuant to Section 3 hereof of the aggregate Outstanding Principal Amount of the Notes at or before the time when such amendment, alteration or repeal is to take effect.

Article IX: Miscellaneous

Section 9.1    Consolidation, Merger, etc. of Company.

Upon any consolidation or merger by the Company with or into any other Person, or any conveyance, transfer or lease by the Company of its properties and assets substantially as an entirety to any Person in accordance with this Section 9.1, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Note with the same effect as if such successor Person had been named as the Company herein and shall assume all the obligations of the Company hereunder; and in the event of any such conveyance, transfer or lease the Company shall continue to be bound by all obligations and covenants under this Note.

Section 9.2    Persons Deemed Owners.

The Company may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of and any interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

Section 9.3    Cancellation.

All Notes surrendered for payment, redemption, transfer or exchange shall be promptly canceled by the Company. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section, except as expressly permitted herein.

Section 9.4    Agreed Tax Treatment.

The Company has determined that this Note shall constitute indebtedness for Unites States Federal, state and local tax purposes. The Company and, by its acceptance of a Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree that they will not take any position for United States Federal, state and local tax purposes that is inconsistent with such determination. This Note is issued with original issue discount for Federal income tax purposes. The issue price, amount of original issue discount and yield to maturity of the Note may be obtained, by written request, from the Tax Director of the Company.

Each of the Holders and the Company hereby acknowledges and agrees that the shares of Series A Preferred Stock and the Warrants issued to the Holders pursuant to the Purchase Agreement are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code which includes the Notes. Notwithstanding anything to the contrary herein, each of the Holders and the Company hereby further acknowledges and agrees that for United States federal, state and local income tax purposes the aggregate “issue prices” of the Warrants, the Preferred Stock and the Notes under Section 1273(b) of the Internal Revenue Code shall equal $3,272,730, $9,345,454, and $37,381,816, respectively. Each of the Holders and the Company agrees to use the foregoing issue prices for all income tax purposes with respect to the Warrants, the Preferred Stock and the Notes.

Section 9.5    Separability Clause.

In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.6    Heading; References.

All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Section refer to Sections hereof.

Section 9.7    Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer and to be dated the Closing Date.

KORN/FERRY INTERNATIONAL

By:
Name:
Title:

Attest:

By:
Name:
Title: